EXHIBIT 10.39

The Omnicare, Inc.
Non-Qualified Deferred Compensation Plan

Omnicare Non-Qualified Deferred Compensation Plan

DEFERRED COMPENSATION PLAN
FOR
OMNICARE, INC.
Omnicare, Inc., a Delaware corporation (the “Company”), hereby establishes this Deferred Compensation Plan (the “Plan”), effective January 1, 2013 (the “Effective Date”), for the purpose of attracting and retaining high quality executives, and motivating them to strive for increased efficiency in and the successful operation of the Company. The Plan is intended to, and shall be interpreted to; comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I
TITLE AND DEFINITIONS
1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.
1.2    “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
1.3    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4    “Benefit Commencement Date” shall be as defined in Section 3.4(a).
1.5    “Board” shall mean the Board of Directors of Company.
1.6    “Bonus(es)” shall mean amounts paid to the Participant by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.7    “Bonus Deferral Contributions” shall have the meaning set forth in Section 3.1(a).
1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
1.9    “Code Section 409A” shall mean Section 409A of the Code.
1.10    “Committee” shall mean the Compensation Committee of the Board or other person or persons appointed by the Compensation Committee to administer the Plan in accordance with Article 8.

Omnicare Non-Qualified Deferred Compensation Plan

1.11    “Company Contributions” shall be as defined in Section 4.2.
1.12    “Company Contribution Account” shall be as defined in Section 4.2.
1.13    “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).
1.14    “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.
1.15    “Deferral Contribution Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1
1.16    “Delay Period” shall have the meaning set forth in section 9.14(b) hereof.
1.17    “Discretionary Company Contributions” shall have the meaning set forth in Section 3.2 of the Plan.
1.18    “Disability” shall mean (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.
1.19    “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.
1.20    “Eligible Executive” shall mean a highly compensated or management level employee of the Company or its subsidiaries selected by the Committee to be eligible to participate in the Plan.
1.21    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.22    “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in IRC Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforseeable emergency” under Code Section 409A(a)(2)(v)).
1.23    “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.3 of the Plan.

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1.24    “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.
1.25    “Matching Contribution” shall have the meaning set forth in Section 3.2 of the Plan.
1.26    “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article 2.
1.27    “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of funds on Account balances, and (3) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.28    “Plan Year” shall mean the calendar year except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.
1.29    “Qualified Plan” shall mean the Omnicare Savings & Investment Plan, as amended or such other Company sponsored qualified pension plan as may be designated by the Plan Administrator.
1.30    “Retirement” shall mean Separation from Service after having attained age fifty-nine and a half (59 1/2 ).
1.31    “Salary Deferral Contributions” shall have the meaning set forth in Section 3.1(a).
1.32    “Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A. The determination of whether and when a Separation from Service has occurred for purposes of this Plan shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
1.33    “Specified Year” shall have the meaning set forth in Section 3.4(a).
1.34    “Specified Employee” shall have the meaning set forth in section 9.14(b) hereof.
1.35    “Change In Control” shall be deemed to have occurred upon any of the following:

a.	any Person becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

b.
the merger or consolidation of the Company with or into another entity (or other similar reorganization), whether or not the Company is the surviving corporation, in which the stockholders of the Company immediately prior to the effective date of such transaction own less than 50% of the voting power in the surviving entity;

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c.	the sale or other disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company; or

d.
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of such Board, unless the nomination for the election the Company's stockholders of each new director was approved by a vote of at least one-half of the persons who were directors at the beginning of the two-year period.

1.36    “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Company (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, and counting each anniversary thereof.
1.35    “Plan Administrator” shall mean the party selected by the Committee to administer the Plan as outlined in this document, and to uphold the obligations committed to in managing the ongoing maintenance, investments and/or distributions of the Plan as agreed in writing.

ARTICLE II
PARTICIPATION
An Eligible Executive shall become a Participant in the Plan by completing and submitting to the Plan Administrator the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Employee shall be eligible to participate in the Plan.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
3.1    Elections to Defer Compensation.

i.
Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election is made (a “Deferral Contribution”). Elections shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of up to

1.	50% of Base Salary (the “Salary Deferral Contributions”)

2.	100% of Bonuses (the “Bonus Deferral Contribution”)

ii.
Duration of Compensation Deferral Election. An Eligible Employee must file a Participant Election to defer Compensation during the enrollment period established by the Committee prior to the Effective Date of the Participant’s commencement of

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participation in the Plan in accordance with Code Section 409A and shall apply only to Compensation for services performed after such deferral election is processed. A Participant must file a new Participant Election prior to the beginning of each subsequent Plan Year the Participant participates in the Plan during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year. After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Financial Hardship.

(c)
Any corrective distribution payments made to participants of the Qualified 401(k) Plan as the result of compliance with IRS regulations governing discrimination testing will be treated as ordinary income and may not be redirected to this Plan.

3.2    Company Contributions.

i.
Discretionary Company Contributions. The Company shall have the discretion to make discretionary company contributions (“Discretionary Company Contributions”) to the Plan at any time on behalf of any Participant. Discretionary Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Discretionary Company Contribution in any particular Plan Year regardless of whether Discretionary Company Contributions are made on behalf of other Participants.

ii.
Company Matching Contributions. For any year in which a Participant makes elective deferral under the Qualified Plan, the Company shall make a matching contribution (a “Matching Contribution”) on behalf of the Participant for each Plan Year in which the Participant makes a deferral under this Plan which shall equal fifty percent (50%) of the total amount of the Deferral Contribution by the Participant under the Plan for such Plan Year up to a maximum of six percent (6%) of the Participant’s eligible Compensation for such Plan Year, minus any match made under the Qualified Plan in the same Plan Year. That is, the maximum Company contribution (50% of 6% in a single year) will be determined using the Participant’s combined contributions to the Qualified Plan and this Plan for the Plan Year.

3.3    Investment Elections.

i.
Participant Designation. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee or the Plan Administrator, the Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section with the same frequency as allowed by the Qualified Plan by making a revised election, on a Participant Election Form provided by the Committee or the Plan Administrator.

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ii.
Investment Funds. Prior to the beginning of each Plan Year, the Committee, or its designee, may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.4    Distribution Elections.

i.
Initial Election. At the time of making a deferral election under Section 3.1 of the Plan, the Participant shall elect the time that distributions of Distributable Amounts will commence and the form such distributions will take in accordance with the following:

a.
Commencement of Distributions. Each Participant can elect to receive his or her distributions commencing on either the Participant’s Retirement or in a specified year in the future (a “Specified Year”)(each, the “Benefit Commencement Date”).

b.	Form of Distributions. Each Participant can elect to receive his or her distributions in a lump sum or equal annual installment payments over a period of two to ten years.
A Participant may make different elections with respect to Distributable Amounts relating Salary Deferral Contributions, Bonus Deferral Contributions, and/or Company Contributions and may make different elections with respect to different portions of Distributable Amounts relating to any such contribution. Distributable Amounts elected to be paid in a lump sum will be paid as soon as administratively feasible following the Benefit Commencement Date (or, in the case of Benefit Commencement Date in a Specified Year, in March of such year) subject to Section 9.14. Distributable Amounts elected to be paid in annual installments shall be made in March of each year commencing in the first March following the applicable Benefit Commencement Date (or, in the case of Benefit Commencement Date in a Specified Year, in March of such year) subject to Section 9.14. Notwithstanding anything to the contrary in this Section 3.4(a), a Participant’s Distributable Amounts are subject to earlier distributions in accordance with the provisions of Section 6.2, 6.3, 6.4 and 6.5 of the Plan.

ii.
Modification of Election. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made. However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Further, except as expressly provided in Sections 6.2, 6.3, 6.4 and 6.5, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

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1.	the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

2.
in the case of payments made on account of Retirement or a Specified Year, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

3.
in the case of payments made according to a Specified Year, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV
DEFERRAL ACCOUNTS
4.1    Deferral Contribution Accounts. The Committee shall establish and maintain one account under the Plan with respect to each Participant’s Deferral Contributions (the “Deferral Contribution Account”). Each Participant’s Deferral Contribution Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3(a). As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Contribution Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be deemed invested in that Fund. Each Fund SubAccounts shall be credited with notional investment gains and losses based on the investment gains and losses of the corresponding Fund. Amounts attributed to the deferral of Compensation subject to different time or form of distribution elections under Section 3.4(a) shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such amounts.
4.2    Company Contribution Account. The Committee shall establish and maintain an account under the Plan (the “Company Contribution Account”) for each Participant for Discretionary Company Contributions and Matching Contributions (together, the “Company Contributions”). Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund elected by the Participant pursuant to Section 3.3(a). As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be deemed invested in that Fund. Each Fund SubAccounts shall be credited with notional investment gains and losses based on the

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investment gains and losses of the corresponding Fund. Amounts attributed to the deferral of Compensation subject to different time or form of distribution elections under Section 3.4(a) shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such amounts.
4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
4.4    Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter. Such statements may be completed and distributed for the Committee by the Plan Administrator.

ARTICLE V
VESTING
5.1    Vesting of Participant Deferral Contribution Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Contribution Account or Accounts.
5.2    Vesting of Company Contributions Account. Amount credited to the Participant’s Company Contributions Account shall be vested based upon the Participant’s Completed Years of Service according to the following schedule:
Vesting schedule:

Completed Years of Service	Percentage of Account Vested
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
In the event of Separation from Service as a result of Retirement, in the event of a Disability or death, or, in the event of a Change in Control, regardless of the Participant’s Years of Service, the Participant’s Company Contribution Account shall be fully vested.

ARTICLE VI
DISTRIBUTIONS

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6.1    Distributions. Subject to the provision of Sections 6.2, 6.3, 6.4 and 6.5 below and the provisions of Section 9.14, Distributable Amounts credited to a Participant’s Accounts on the applicable Benefit Commencement Date shall be distributed to the Participant in accordance with the Participant’s election described in Section 3.4(a). All amounts distributed under the Plan will be in cash.
6.2    Termination Payments. In the event that a Participant has a Separation from Service (other than on account of death or Disability) prior to his or her Benefit Commencement Date (or prior to attainment of age 59 ½ for elections to receive distributions on Retirement), the Distributable Amounts credited to the Participant’s Accounts on the date of such Separation from Service shall be paid in the form of a single lump sum distribution as soon as administratively feasible following the date of the Separation from Service (subject to Section 9.14).
6.3    Death or Disability. In the event that the Participant dies or is Disabled prior to the Participant’s Benefit Commencement Date, the Company shall pay to the Participant or his or her Beneficiary an amount equal to the Distributable Amount of such Account on the date of death or Disability as soon as administratively feasible following the Participant’s death or Disability. In the event that the Participant dies or is disabled after commencement of benefits payable from an Account, all remaining benefits from such Account shall be paid to the Participant or his or her Beneficiary in a single lump sum as soon as administratively feasible from the notification date that the Participant has died or become disabled..
6.4    Small Benefit Exception. If a Participant has elected to receive his or her distribution in annual installments and, if on the Benefit Commencement Date, the total balance of the Distributable Amounts payable to the Participant is less than or equal to fifty thousand dollars ($50,000), such Distributable Amount shall be paid in the form of a single lump sum distribution as soon as administratively feasible following the Benefit Commencement Date (Subject to Section 9.14).
6.5    Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, subject to compliance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

i.	The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

ii.
The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

iii.
The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

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Omnicare Non-Qualified Deferred Compensation Plan

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
7.1    Beneficiaries.

i.
Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

ii.
Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
7.4    Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled payment date, the amount allocated to the Participant’s Deferral Contribution Acount shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VIII
ADMINISTRATION
8.1    Committee. The Plan shall be administered by a Committee appointed by the Compensation Committee, which shall have the exclusive right and full discretion (a) to appoint

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agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
8.2    Filing a Claim. A Participant or beneficiary of a Participant who believes that he or she is eligible for a benefit under this Plan that has not been provided may submit a written claim for benefits to the Committee. The Committee shall evaluate each properly filed claim and notify the claimant of the approval or denial of the claim within 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Committee received the claim). If a claim is denied in whole or in part, the Committee shall provide the claimant with a written notice setting forth (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (d) the claimant’s right to seek review of the denial pursuant to Section 8.3 below.
8.3    Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Committee within 60 days after the date on which the claimant received written notice from the Committee of the denial. Within 60 days after the Committee receives a properly filed request for review, the Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Committee received the request for review). The Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.
ARTICLE IX
MISCELLANEOUS

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9.1    Amendment or Termination of Plan. The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.
9.2    Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
9.3    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
9.4    Withholding. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that the Company determines it is required to withhold in connection with any benefit or payment under the Plan, including any amounts required to be withheld from a Participant’s Account at the time of vesting pursuant to Section 3121(v) of the Code. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
9.5    Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other actions as may be requested by the Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Committee.
9.6    Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, consistent with and as permitted

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Omnicare Non-Qualified Deferred Compensation Plan

by any correction procedures established under IRC Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under IRC Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with IRC Section 409A) to recoup the amount of such overpayment(s).
9.7    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.
9.8    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
9.9    Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
9.10    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
9.11    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.12    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Ohio.
9.13    Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding

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Omnicare Non-Qualified Deferred Compensation Plan

based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
9.14    Code Section 409A

(a)
To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be comply with or be exempt from Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Plan that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this paragraph, any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence by the Participant of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

(b)
Any provision of this Plan to the contrary notwithstanding, if at the time of a Participant’s Separation from Service, the Company determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any distribution that the Participant becomes entitled to under this Plan on account of such Separation from Service would be considered nonqualified deferred compensation under Code Section 409A, such distribution shall not be paid prior to the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). All distributions delayed pursuant to this paragraph shall be paid or provided to the Participant in a lump-sum and any remaining payments and benefits due under this Plan shall be paid, or provided in accordance with the normal payment dates specified for them herein, as soon as administratively feasible following the expiration of the Delay Period.

(c)
Whenever a payment under this Plan specifies a payment period with reference to a number of days (for example, “payment shall be made as soon as administratively feasible following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may

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Omnicare Non-Qualified Deferred Compensation Plan

the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan, to the extent such payment is subject to Code Section 409A.

(d)
The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 13th day of December, 2012.

Omnicare, Inc.,
By
Steven Heyer (Chair)
Mark Emmert
Andrea Lindell

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